UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2009

SCANNER TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New Mexico

(State or Other Jurisdiction of Incorporation)

000-08149	85-0169650
(Commission File Number)	(IRS Employer Identification No.)

14505 21st Avenue North, Suite 220

Minneapolis, Minnesota 55447

(Address of Principal Executive Offices) (Zip Code)

(763) 476-8271

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

          On January 15, 2009, the Company’s board of directors elected Paul Crawford as the Company’s Chief Executive Officer and Chief Financial Officer.

          Mr. Crawford, age 73, has been President and Chief Executive Officer of Crawford Capital Corp. since it was founded in 1990. Crawford Capital Corp. is currently ranked by Minnesota Business Journal as the 13th largest Minneapolis/St. Paul Metro Area venture capital firm. Crawford Capital does not have funds under its management. Crawford Capital works directly with early stage companies and assists them in executing their capital raising strategy. Mr. Crawford is an entrepreneur who has also founded several companies, including Cellcom, Inc., which in 1982 formed a joint venture with MCI that secured and operated the first non-wireline cellular license in Minneapolis/St. Paul. MCI/Cellcom was sold to McCaw Communications in 1986. In 1998, Mr. Crawford founded Commission Junction, which was acquired in 2003 by ValueClick in a combination cash and stock deal totaling $58 million. Mr. Crawford also currently serves as a director, vice president and financial consultant to LocaLoop, Inc., a development stage internet technology company. Mr. Crawford has previously served as a consultant to the Company.

          In October 2008, the Company forgave a promissory note due to it from Mr. Crawford in the principal amount of $153,900. At the time the note was forgiven, Mr. Crawford had not paid any principal or interest due under the note. That promissory note was secured by a pledge of 114,000 shares of the Company’s common stock owned by Mr. Crawford, and Mr. Crawford surrendered those shares to the Company for cancellation in connection with the cancellation of the promissory note.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 15, 2009

SCANNER TECHNOLOGIES CORPORATION

By	/s/ MICHAEL A. THORSLAND
Michael A. Thorsland Director